UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	June 1, 2006

Harley-Davidson, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-9183	39-1382325
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

3700 West Juneau Avenue, Milwaukee, Wisconsin 53208
(Address of principal executive offices, including zip code)

(414) 342-4680
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.      Entry into a Material Definitive Agreement.

        On June 1, 2006, Harley-Davidson Financial Services, Inc. (“HDFS”), a wholly owned subsidiary of Harley-Davidson, Inc. (the “Company”), and Donna F. Zarcone, HDFS’ President and Chief Operating Officer, entered into an Amendment to Employment Agreement (the “Amendment”). The parties entered into the Amendment in connection with Ms. Zarcone’s planned termination of employment with HDFS on August 1, 2006 in light of her decision to seek new entrepreneurial opportunities. Ms. Zarcone has agreed to work with HDFS’ leadership team to ensure an orderly transition of her current responsibilities. The Amendment amends the terms of the original Employment Agreement between the parties, dated as of January 1, 2000 (the “Agreement”), which was filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999.

        The Amendment provides for the termination of the Agreement on August 1, 2006, the date of Ms. Zarcone’s planned resignation. The Amendment further provides that if Ms. Zarcone remains employed by HDFS through August 1, 2006 and executes and delivers to HDFS on or before that date a standard release of claims, then the termination of Ms. Zarcone’s employment will be treated as a termination of the Agreement by HDFS without cause pursuant to Section 12.4 of the Agreement. As a result, Ms. Zarcone will be entitled to the severance payment and benefits that Section 12.4 of the Agreement contemplates, including a lump sum payment of one year’s base salary. The Amendment does not provide for an increase in the severance payment or benefits above what Section 12.4 of the Agreement had contemplated.

Item 1.02.      Termination of a Material Definitive Agreement.

        The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 1.02.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEY-DAVIDSON, INC.
Date: June 6, 2006	By: /s/ Gail A. Lione
Gail A. Lione
Vice President, General Counsel and Secretary